Exhibit 99.1

                                                                                                                                                                Individual Trustees

                                                                                                                                                George Allman, Jr.

                                                                                                                                                Gary C. Evans

                                                                                                                                                Jeffrey S. Swanson

TEL OFFSHORE TRUST
JPMORGAN CHASE BANK, CORPORATE TRUSTEE
P.O. BOX 550 / (512) 479-2562 / AUSTIN, TEXAS 78789

TEL OFFSHORE TRUST ANNOUNCES FIRST QUARTER 2003 DISTRIBUTION

HOUSTON TEXAS March 28, 2003—TEL OFFSHORE TRUST announced the Trust’s quarterly distribution for the first quarter of 2003. The amount available for distribution will be $94,733 or $0.019937 per Unit. The first quarter distribution will be payable on April 10, 2003 to Unitholders of record on March 31, 2003.

A summary of activity on the Trust properties follows.  Volumes and dollar amounts discussed below represent amounts recorded by the Working Interest Owners unless otherwise specified.

Gas revenues recorded by the Working Interest Owners on the Trust Properties increased 44% to $1,544,000 in the first quarter of 2003 from $870,483 in the fourth quarter of 2002 primarily due to increased gas prices and increased gas volumes. The average price received for natural gas increased 26% to $4.71 per Mcf in the first quarter of 2003 from $3.50 per Mcf in the fourth quarter of 2002. Gas volumes increased by 32% primarily due to mid-September workovers on West Cameron 643.

Crude oil revenues recorded by the Working Interest Owners increased 52% to $7,759,086 in the first quarter of 2003 from $3,698,601 in the fourth quarter of 2002. Oil revenues increased  primarily due to normalization after significant downtime in the fourth quarter due to hurricane and tropical storm evacuations in the Gulf of Mexico. Oil volumes during the first quarter of 2003 totaled 282,262 barrels, compared to 141,357 barrels of oil produced in the fourth quarter of 2002. The average price received for oil increased 5% in the first quarter of 2003 to $27.49 per barrel from $26.17 per barrel in the fourth quarter of 2002.

The Trust’s share of capital expenditures increased by $3,144,903 in the first quarter of 2003 to $5,467,113, as compared to $2,332,211 in the fourth quarter of 2002. The higher capital expenditures in the first quarter of 2003 were due primarily to the new drilling of a well on Ship Shoal 182/183, which went on production January 6, 2003, and the normalization of capital expenditures on West Cameron 643 after including an adjustment in the fourth quarter of 2002.

The Trust’s share of operating expenses decreased by $147,596 in the first quarter of 2003 to $792,403 as compared to the fourth quarter of 2002.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds resulted in a net deposit of funds of $421,453 into the Trust’s Special Cost Escrow Account in the first quarter of 2003, compared to no deposit of funds in the fourth quarter of 2002. Deposits to the Special Cost Escrow Account may be required in future periods in connection with other production costs, other capital expenditures, other abandonment costs and changes in the estimates and factors described above.  Such deposits, if made, could result in a significant reduction in royalty income in the periods in which such deposits are made, including the possibility that no royalty income would be received in such periods.

This press release contains forward-looking statements. Although the working interest owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. Important factors that could cause these statements to differ materially include the actual results of drilling operations and risks inherent in drilling and production of oil and gas properties, as well as other factors described in the Trust’s Form 10-K for 2001 under “Business-Principal Trust Risk Factors.” Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

                                                                                                                                                JPMORGAN CHASE BANK,

                                                                                                                                                AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(512) 479-2562

www.businesswire.com/cnn/tel-offshore.htm